UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant
to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2017

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50791 (Commission File Number)	33-0843840 (I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California (Address of principal executive offices)	92121 (Zip Code)

Registrant's telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2017, Tony Rogers tendered his resignation as our Senior Vice President and Chief Financial Officer, effective as of July 28, 2017. Mr. Rogers’ departure is not related to any disagreement with the Company’s accounting, operating policies or practices. In connection with Mr. Rogers’ resignation, the Company entered into a consulting services arrangement (the “Agreement”) with Mr. Rogers, which will begin on July 28, 2017 and will continue until December 22, 2017. Under the Agreement, Mr. Rogers will provide up to ten hours of service to the Company per month and will assist with the transition of the principal financial and accounting officer role. He will receive aggregate cash compensation of approximately $12,115 for the term of the Agreement. In addition, Mr. Rogers may be eligible to receive a one-time bonus for contributions made during 2017. The amount of such bonus, if any, will be determined by the Compensation Committee of the Board of Directors in its sole discretion. The foregoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on 8-K and incorporated herein by reference.

On June 9, 2017, the Company’s Board of Directors promoted David Humphrey, age 49, the Company’s current Executive Director, Finance and Controller, to the position of Vice President, Finance. Mr. Humphrey will perform the duties of principal financial officer and principal accounting officer in his new role. Mr. Humphrey joined the Company as our Controller in July 2012. Prior to joining the Company, he held various finance and accounting positions with ActivX Biosciences, Aurora Biosciences, Gensia and Price Waterhouse. Mr. Humphrey holds a BS with Honors in Accountancy from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant in California. We are not aware of any transaction involving Senomyx and Mr. Humphrey requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his promotion, the Compensation Committee of our Board of Directors approved an increase in Mr. Humphrey’s base salary to $250,000 per year, effective immediately, and a stock option award to purchase up to 56,000 shares of our common stock. In accordance with our stock option grant policy, the stock option to Mr. Humphrey (i) will be granted effective as of June 15, 2017 pursuant to our 2013 Equity Incentive Plan; (ii) will terminate ten years after June 15, 2017, or earlier in the event that his service to us is terminated; and (iii) will have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq Stock Market on June 14, 2017. Subject to the Mr. Humphrey’s continued service to us, 25% of the shares of common stock subject to such stock option shall vest on the first anniversary of the date of grant, and the remaining shares vest monthly over the following three years; subject to suspension of vesting during periods of certain extended leaves.

Lastly, also in connection with his promotion, Mr. Humphrey entered into our standard form of indemnity agreement and change in control agreement. The change in control agreement provides that if his employment is terminated by us without cause or by him for good reason within one month prior or 18 months after a change in control, then Mr. Humphrey will be entitled to immediate vesting in full of his stock options and a lump sum payment equal to 75% of the sum of (i) his annual salary in effect on the date of termination, and (ii) his last annual bonus received prior to the date of termination.

All of our change in control agreements also provide for reimbursement for health insurance benefits elected by the executives for themselves and their families under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) until the earliest of 12 months following termination, the expiration of continuation coverage under COBRA or the date the executive becomes eligible for health insurance benefits with a subsequent employer. All benefits received under any of the change in control agreements are subject to delivery of a general release in favor of Senomyx and payments under the agreements may be reduced in order to provide for the best after tax treatment of the payments in the event the payments are subject to the excise taxes imposed by Section 4999 of the Internal Revenue Code.

Item 9.01                 Financial Statements and Exhibits.

(d) Exhibits.

10.1     Agreement by and between the Company and Mr. Rogers effective as of July 28, 2017.

99.1     Press Release dated June 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ CATHERINE LEE
Catherine Lee
Senior Vice President, General Counsel and Corporate Secretary

Date: June 9, 2017